American Shared Hospital Services Announces $22 Million Debt Refinancing and New Strategic Banking Relationship with Fifth Third Bank
Transaction Includes Establishment of Revolving Line of Credit
SAN FRANCISCO, CA, April 13, 2021 -- American Shared Hospital Services (NYSE American: AMS) (the "Company"), a leading provider of turnkey technology solutions for stereotactic radiosurgery and advanced radiation therapy equipment and services, today announced the signing of a $22 million credit agreement with Fifth Third Bank, N.A., the principal subsidiary of Fifth Third Bancorp, a diversified bank holding company headquartered in Cincinnati, Ohio, with over $200 billion in assets.

The Company’s $22 million credit agreement with Fifth Third Bank, which closed on Friday April 9th, 2021, is composed of three loan facilities.  A term loan of $9.5 million will refinance $6.8 million of domestic Gamma Knife debt, $1.6 million will primarily be used for two Gamma Knife reloads with two customers that have recently extended their agreements, and the remaining $1.1 million will be available for future projects. A second term loan of $5.5 million will refinance the Company’s PBRT Orlando equipment debt as well as provide additional working capital. Together, these term loans will deliver significant interest expense and principal payment reductions and result in increased cash generation for the Company.  The third facility of the credit agreement provides for a $7.0 million revolving line of credit which will be used to increase the Company’s flexibility in negotiating future projects and also be available for general corporate purposes.

Ray Stachowiak, Chief Executive Officer of AMS, commented, “This milestone transaction with Fifth Third Bank will enable AMS to realize substantial savings from the refinancing of our existing debt, and at the same time, provide us with incremental capital to accelerate the growth of our business. The transaction immediately lowers our cost of capital and provides ample financial resources to increase our capacity for additional projects through a more diversified business model. This includes broadening our product offerings and further expanding domestically and internationally with both wholesale and retail financing solutions. These actions, together with the new banking relationship with Fifth Third Bank, are key parts of our strategic plan to provide AMS with a path to increased growth and sustained profitability.”

About American Shared Hospital Services (NYSE American: AMS)
American Shared Hospital Services is a leading provider of turnkey technology solutions for stereotactic radiosurgery and advanced radiation therapy equipment and services. AMS is a world leader in providing Gamma Knife radiosurgery equipment, a non-invasive treatment for malignant and benign brain tumors, vascular malformations, and trigeminal neuralgia (facial pain). The Company also offers proton therapy, and the latest IGRT, IMRT and MR/LINAC systems. For more information, please visit: www.ashs.com .
Safe Harbor Statement
This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services (including statements regarding the expected continued growth of the Company and the expansion of the Company’s Gamma Knife, proton therapy and MR/LINAC business, which involve risks and uncertainties including, but not limited to, the risks of economic and market conditions, the risks of variability of financial results between quarters, the risks of the Gamma Knife and proton therapy businesses, the risks of changes to Medicare reimbursement rates or reimbursement methodology, the risks of the timing, financing, and operations of the Company’s Gamma Knife and proton therapy businesses, the risks of the COVID-19 pandemic and its effect on the Company’s business operations and financial condition, the risk of expanding within or into new markets, the risk that the integration or continued operation of acquired businesses could adversely affect financial results and the risk that current and future acquisitions may negatively affect the Company’s financial position. Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the filings of the Company with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2020, and the definitive Proxy Statement for the Annual Meeting of Shareholders that was held on June 26, 2020.
Contacts:
American Shared Hospital Services
Ray Stachowiak
Chief Executive Officer
rstachowiak@ashs.com
Investor Relations
Stephanie Prince
PCG Advisory
P: (646) 863-6341
sprince@pcgadvisory.com